                                                                  Exhibit 99.1

                              FORCE COMPUTERS INC.

                  STOCKHOLDER WRITTEN CONSENT TO AUTHORIZATION
                   AND APPROVAL OF MERGER AND RELATED MATTERS


         Each of the undersigned stockholders of Force Computers Inc., a Delaware corporation ("Force"), with respect to all of the shares of Common Stock ("Force Common Stock") and Preferred Stock ("Force Preferred Stock") of Force of which the undersigned was the record holder at the close of business on November 15, 1996 (the "Record Date"), hereby authorizes and approves, by consent in writing, in lieu of and without a meeting, without prior notice and without a vote, pursuant to Section 229 of the Delaware General Corporation Law, as amended (the "DGCL"), and Section 2.10 of Force's bylaws, the following actions:

                  a. the Agreement and Plan of Reorganization dated September 25, 1996, amended November 12, 1996 (the "Merger Agreement") by and among Force, Solectron Corporation, a California corporation ("Solectron"), and Force Acq. Corp., a corporation and a wholly-owned subsidiary of Solectron ("Sub"), pursuant to which Sub will be merged with and into Force (the "Merger"), with Force surviving the Merger and becoming a wholly-owned subsidiary of Solectron;

                  b. the establishment of an escrow fund pursuant to which claims for indemnification may be made by Solectron following consummation of the Merger (the "Escrow Fund"), all as more fully described in the accompanying Prospectus/Consent Solicitation Statement dated November ___, 1996 (the "Consent Solicitation Statement"); and

                  c. an amendment to the Certificate of Incorporation of Force, effective immediately prior to and contingent upon the occurrence of the Effective Time as defined in the Merger Agreement, to amend Section 3(b) of Article Fourth thereof so as to read in its entirety as follows:

                  "(b) For purposes of this Section 3, a merger or consolidation of the Corporation, or a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up, unless (i) the stockholders of the Corporation hold at least 50% of the outstanding voting equity securities of the surviving corporation in such merger, consolidation or sale of assets reorganization, or (ii) such merger, consolidation or sale of assets reorganization is approved by a majority of the shares of Series A Preferred. In the event of a merger, consolidation or sale of assets reorganization which is not treated as a liquidation, dissolution or winding up, the holders of Series A Preferred shall be entitled to receive only such consideration (fair value) as may be described by the applicable agreement and plan of merger, consolidation or reorganization, and shall have no rights to the payment of any liquidation preference, accrued dividends or other amount hereunder."

         In addition, the undersigned hereby:

                  (i) consents to the establishment of the Escrow Fund and the indemnification of Solectron and its affiliate as provided in Article VII of the Merger Agreement (the "Indemnification Provisions");

                  (ii) designates, constitutes and appoints and ratifies the appointment and designation of Hans-Jurgen Jakel to be the undersigned's agent and attorney-in-fact to act as the stockholders' agent (the "Securityholder Agent") under the Indemnification Provisions, with all the rights, powers, authority and duties of the Securityholder Agent as described therein;

                  (iii) agrees that the Securityholder Agent, his affiliates or any successors thereto will not be liable to the undersigned for any actions taken by him in his capacity as Securityholder Agent in the absence of gross negligence or willful misconduct;

                  (iv) agrees that Solectron and the Securityholder Agent will be entitled to use the undersigned's shares of common stock of Solectron held in the Escrow Fund to satisfy the undersigned's obligation to pay the undersigned's pro rata share of, and indemnify the Securityholder Agent and hold the Securityholder Agent harmless of the undersigned's pro rata share against, all losses, liabilities and expenses of the Securityholder Agent;

                  (v) agrees to be bound by and approves the Indemnification Provisions as if the undersigned were a party to the Merger Agreement and further agrees that the Securityholder Agent may separately rely upon and enforce against the undersigned the provisions of this Consent and the Indemnification Provisions;

                  (vi) acknowledges and agrees that the undersigned's maximum liability for any matter pursuant to the Indemnification Provisions and otherwise in connection with the Merger is limited to the undersigned's pro rata share of any liability pursuant to the Indemnification Provisions, up to a maximum of the value of 5% of the shares of Solectron Common Stock issued to the undersigned in the Merger in exchange for shares of Force Common Stock and Force Preferred Stock held by the undersigned at the effective time of the Merger;

                  (vii) consents and agrees to any conforming amendments to outstanding option plans of Force which are deemed to be necessary, in the reasonable opinion of counsel to Solectron, to implement the provisions of
Section 1.6(d)(i)C) of the Merger Agreement; and

                  (viii) consents and agrees that all actions authorized, adopted or approved herein may be taken without a meeting or vote of stockholders, and without compliance with the notice provisions of Section 251(c) of the DGCL or other notice to stockholders.

         By execution hereof, the undersigned acknowledges receipt of the accompanying Consent Solicitation Statement dated November , 1996 and acknowledges and agrees that as a result of signing this Consent, the undersigned hereby waives and loses any right to dissent from the proposed Merger and obtain payment for the undersigned's shares of Force Common Stock or Force Preferred Stock pursuant to Section 262 of the DGCL.

         Effective upon the consummation of the Merger and as a result of the execution of this Consent, the undersigned hereby waives any rights or claims (known or unknown) the undersigned may have against Force, Solectron, or any of their respective officers, directors, stockholders, employees, affiliates, agents, attorneys, accountants, other professional advisors, successors, or assigns, as a result of the acquisition or ownership of shares of Force Common Stock, Force Preferred Stock, or any options to purchase Common Stock or Force Preferred Stock, except for such rights or claims as are expressly set forth in the Merger Agreement.

         This Consent is one of several consents, identical in form to this Consent, that are being signed by the holders of record on the Record Date of issued and outstanding shares of Force Common Stock and Force Preferred Stock, all of which Consents taken together are intended to constitute action by the stockholders of Force by consent in writing without a meeting pursuant to
Section 229 of the DGCL and Section 2.10 of Force's Bylaws. Approval of the foregoing matters will constitute approval of all of the matters related to the Merger described herein.

        Signature of Stockholder:


        -----------------------------------

        Print name of Stockholder:


        -----------------------------------



        ---------------------------- shares of Force Common Stock


        ---------------------------  shares of Force Series A Preferred Stock



        Date:  December ___, 1996